EXHIBIT 10.1
AMENDED AND RESTATED
BUSINESS LOAN AGREEMENT (ASSET BASED)

Borrower:	FGI Industries Inc.	Lender:	East West Bank
	906 Murray Road		Loan Servicing Department
	East Hanover, NJ 07936		9300 Flair Drive, 6th Floor
El Monte, CA 91731

THIS AMENDED AND RESTATED BUSINESS LOAN AGREEMENT (ASSET BASED), dated as of March 27, 2026, is made and executed between FGI Industries Inc., a New Jersey corporation (“Borrower”), and East West Bank (“Lender”) on the following terms and conditions. Borrower has received prior commercial loans from Lender or has applied to Lender for a commercial loan or loans or other financial accommodations, including those which may be described on any exhibit or schedule attached to this Agreement. Borrower understands and agrees that: (A) in granting, renewing, or extending any Loan, Lender is relying upon Borrower’s representations, warranties, and agreements as set forth in this Agreement; (B) the granting, renewing, or extending of any Loan by Lender at all times shall be subject to Lenders sole judgment and discretion; and (C) all such Loans shall be and remain subject to the terms and conditions of this Agreement.
Section 1.TERM. This Agreement shall be effective as of March 27, 2026, and shall continue in full force and effect until such time as all of Borrower’s Loans in favor of Lender have been paid in full, including principal, interest, costs, expenses, attorneys’ fees, and other fees and charges, or until such time as the parties may agree in writing to terminate this Agreement.
Section 2.[Intentionally Omitted]
Section 3.LINE OF CREDIT. Lender agrees to make Advances to Borrower from time to time from the date of this Agreement to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed the Borrowing Base. Within the foregoing limits, Borrower may borrow, partially or wholly prepay, and reborrow under this Agreement as follows:
(a)Conditions Precedent to Effectiveness. Lender’s obligation to make any Advance to or for the account of Borrower under this Agreement is subject to the following conditions precedent, with all documents, instruments, opinions, reports, and other items required under this Agreement to be in form and substance satisfactory to Lender:
(i)Lender shall have received evidence that this Agreement and all Related Documents it has requested (including, without limitation, the Note, the Borrower Security Agreement, the Borrower Pledge Agreement(s), the Landlord Waivers, the Corporate Guaranty, the Individual Guaranty, and the Individual Guarantor Mortgage) have been duly authorized, executed, and delivered by Borrower, Guarantors, or other applicable obligor to Lender.
(ii)Lender shall have received such opinions of counsel (including, without limitation, with respect to the Individual Guarantors and each Loan Party formed under the laws of a state of the United States), supplemental opinions, and documents as Lender may request.
(iii)The security interests in the Collateral shall have been duly authorized, created, and perfected with first lien priority and shall be in full force and effect.
(iv)Lender shall have received originals of the Intercompany Notes, with a duly executed and delivered allonge to Lender.
(v)All guaranties required by Lender for the credit facility(ies) shall have been executed by each Guarantor, delivered to Lender, and be in full force and effect.
(vi)Lender shall have received evidence in form and substance satisfactory in Lender’s sole discretion that Guarantors have appointed an agent for service of process in New York.

(vii)Lender, at its option and for its sole benefit, shall have conducted an audit of Borrower’s Accounts, Inventory, books, records, and operations, and Lender shall be satisfied as to their condition.
(viii)Lender shall have received from Borrower, dated as of the date hereof, a completed perfection certificate.
(ix)Lender shall have received a certificate of the Secretary or an Assistant Secretary (or other person performing similar functions) of each Loan Party formed under the laws of a state of the United States, dated the date hereof, as to the incumbency and signature of (A) the officers of such Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto and (B) each of the officers authorized (each an “Authorized Officer”) to request advances and authorize payments under the line of credit; together with evidence of the incumbency of such Secretary or Assistant Secretary (or other person performing similar functions).
(x)Borrower shall have paid to Lender all fees, costs, and expenses specified in this Agreement and the Related Documents as are then due and payable, including, without limitation, fees and disbursement of counsel, collateral exam fees, and appraisal fees.
(xi)Lender shall have received all information and documentation reasonably requested by Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.
(xii)All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender and its counsel.
(b)Conditions Precedent to Each Advance.
(i)Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement, the Related Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Related Documents or any related agreement shall be true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of such date as if made on and as of such date, except to the extent that any such representation and warranty expressly relates to an earlier and/or specified date, in which case such representation or warranty shall be true in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) as of such earlier or specified date.
(ii)No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Lender, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default.
(iii)Maximum Advances. The aggregate amount of Advances outstanding at the time of such Advance and immediately after the making thereof shall not exceed the Borrowing Base; provided that no increase in the aggregate amount of Advances permitted hereunder shall be effective prior to the 10th day of any calendar month, notwithstanding the date of Lender’s receipt of any Borrowing Base Certificate.
(iv)Material Adverse Effect. There shall not have occurred any event or development which could reasonably be expected to have a Material Adverse Effect.
(v)Requests for Advances. Prior to the making of each Advance, Lender shall have received (A) a notice of borrowing in form acceptable to Lender in its sole discretion and (B) the compliance certificate called for in the paragraph below titled “Compliance Certificates”.
(vi)Each request for an Advance hereunder shall constitute a representation and warranty by each Loan Party as of the date of such request and the date of such Advance that the conditions contained in this subsection shall have been satisfied.

(c)Making Loan Advances. Advances under this credit facility, as well as directions for payment from Borrower’s accounts, may be requested orally or in writing by an Authorized Officer. Lender may, but need not, require that all oral requests be confirmed in writing. Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of Borrower (1) when credited to any deposit account of Borrower maintained with Lender or (2) when advanced in accordance with the instructions of an authorized person. Lender, at its option, may set a cutoff time, after which all requests for Advances will be treated as having been requested on the next succeeding Business Day.
(d)Mandatory Loan Repayments. If at any time the aggregate principal amount of the outstanding Advances shall exceed the applicable Borrowing Base, Borrower, immediately upon written or oral notice from Lender, shall pay to Lender an amount equal to the difference between the outstanding principal balance of the Advances and the Borrowing Base. On the Expiration Date, Borrower shall pay to Lender in full the aggregate unpaid principal amount of all Advances then outstanding and all accrued unpaid interest, together with all other applicable fees, costs and charges, if any, not yet paid.
(e)Loan Account. Lender shall maintain on its books a record of account in which Lender shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the credit facility. Lender shall provide Borrower with periodic statements of Borrower’s account, which statements shall be considered to be correct and conclusively binding on Borrower unless Borrower notifies Lender to the contrary within thirty (30) days after Borrower’s receipt of any such statement which Borrower deems to be incorrect.
Section 4.COLLATERAL. To secure payment of the Primary Credit Facility and performance of all other Loans, obligations and duties owed by Borrower and each other Loan Party to Lender, Borrower (and others, if required) shall grant to Lender Security Interests in such property and assets as Lender may require. Lender’s Security Interests in the Collateral shall be continuing liens and shall include the proceeds and products of the Collateral, including without limitation the proceeds of any insurance. With respect to the Collateral, Borrower agrees and represents and warrants to Lender:
(a)Perfection of Security Interests. Borrower agrees to execute all documents perfecting Lender’s Security Interest and to take whatever actions are requested by Lender to perfect and continue Lender’s Security Interests in the Collateral. Upon request of Lender, Borrower will deliver to Lender any and all of the documents evidencing or constituting the Collateral, and Borrower will note Lender’s interest upon any and all chattel paper and instruments if not delivered to Lender for possession by Lender. Contemporaneous with the execution of this Agreement, Borrower will execute one or more UCC financing statements and any similar statements as may be required by applicable law, and Lender will file such financing statements and all such similar statements in the appropriate location or locations. Borrower hereby appoints Lender as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue any Security Interest. Lender may at any time, and without further authorization from Borrower, file a carbon, photograph, facsimile, or other reproduction of any financing statement for use as a financing statement. Borrower will reimburse Lender for all expenses for the perfection, termination, and the continuation of the perfection of Lender’s security interest in the Collateral.
(b)Collateral Records. Borrower does now, and at all times hereafter shall, keep correct and accurate records of the Collateral, all of which records shall be available to Lender or Lender’s representative upon demand for inspection and copying at any reasonable time. With respect to the Accounts, Borrower agrees to keep and maintain such records as Lender may require, including without limitation information concerning Eligible Accounts and Account balances and aging. Records related to Accounts (Receivables) are or will be located at Borrower’s address above. With respect to the Inventory, Borrower agrees to keep and maintain such records as Lender may require, including without limitation information concerning Eligible Inventory and records itemizing and describing the kind, type, quality, and quantity of Inventory, Borrower’s Inventory costs and selling prices, and the daily withdrawals and additions to Inventory. Records related to Inventory are or will be located at Borrower’s address above. The above is an accurate and complete list of all locations at which Borrower keeps or maintains business records concerning Borrower’s collateral.
(c)Collateral Schedules. Concurrently with the execution and delivery of this Agreement, Borrower shall execute and deliver to Lender schedules of Accounts and Inventory and schedules in form and substance satisfactory to Lender.
(d)Representations and Warranties Concerning Accounts. With respect to the Accounts, Borrower represents and warrants to Lender: (1) Each Account represented by Borrower to be an Eligible Account for purposes of this Agreement conforms to the requirements of the definition of an Eligible Account; (2) All Account information listed on schedules delivered to Lender will be true and correct, subject to immaterial variance; and (3) Lender, its assigns, or agents shall have the right at any time and at Borrower’s expense to inspect, examine, and audit Borrower’s records and to confirm with Account Debtors the accuracy of such Accounts.
(e)Representations and Warranties Concerning Inventory. With respect to the Inventory, Borrower represents and warrants to Lender: (1) All Inventory represented by Borrower to be Eligible Inventory for purposes of this Agreement conforms to the requirements of the definition of Eligible Inventory; (2) All Inventory values listed on schedules delivered to Lender will be true and correct, subject to immaterial variance; (3) The value of the Inventory will be determined on a consistent accounting basis; (4) Except as agreed to the contrary by Lender in writing, all Eligible Inventory is now and at all times hereafter will be in Borrower’s physical possession and shall not be held by others on consignment, sale on approval, or sale or return; (5) Except as reflected in the Inventory schedules delivered to Lender, all Eligible Inventory is now and at all times hereafter will be of good and merchantable quality, free from defects; (6) Eligible Inventory is not now and will not at any time hereafter be stored with a bailee, warehouseman, or similar party without Lender’s prior written consent, and, in such event, Borrower will concurrently at the time of bailment cause any such bailee, warehouseman, or similar party to issue and deliver to Lender, in form acceptable to Lender, warehouse receipts in Lender’s name evidencing the storage of Inventory; and (7) Lender, its assigns, or agents shall have the right at any time and at Borrower’s expense to inspect and examine the Inventory and to check and test the same as to quality, quantity, value, and condition.
(f)Notification Basis. Borrower agrees and understands that this Loan shall be on a notification basis pursuant to which Lender shall directly collect and receive all proceeds and payments from the Accounts in which Lender has a security interest. In order to facilitate the foregoing, Borrower agrees to deliver to Lender, upon demand, any and all of Borrower’s records, ledger sheets, payment cards, and other documentation, in the form requested by Lender, with regard to the Accounts. Borrower further agrees that Lender shall have the right to notify each Account Debtor, pay such proceeds and payments directly to Lender, and to do any and all other things as Lender may deem to be necessary and appropriate, within its sole discretion, to carry out the terms and intent of this Agreement. Lender shall have the further right, where appropriate and within Lender’s sole discretion, to file suit, either in its own name or in the name of Borrower, to collect any and all such Accounts. Borrower further agrees that Lender may take such other actions, either in Borrower’s name or Lender’s name, as Lender may deem appropriate within its sole judgment, with regard to collection and payment of the Accounts, without affecting the liability of Borrower under this Agreement or on the Indebtedness.
Section 5.REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of the request for an Advance, as of the date of each disbursement of loan proceeds, as of the date of any renewal, extension or modification of any Loan, and at all times any Indebtedness or other Obligation exists:
(a)Organization. Borrower is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of New Jersey. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Specifically, Borrower is, and at all times shall be, duly qualified as a foreign corporation in all states in which the failure to so qualify would have a Material Adverse Effect on its business or financial condition. Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Borrower’s chief executive office is at 906 Murray Road, East Hanover, NJ 07936. Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including its records concerning the Collateral. Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Borrower and Borrower’s business activities.
(b)Assumed Business Names. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.
(c)Authorization. Borrower’s execution, delivery, and performance of this Agreement and all the Related Documents have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under (1) any provision of (A) Borrower’s articles of incorporation or organization, or bylaws, or (B) any agreement or other instrument binding upon Borrower or (2) any law, governmental regulation, court decree, or order applicable to Borrower or to Borrower’s properties.
(d)Financial Information. Each of Borrower’s financial statements supplied to Lender truly and completely disclosed Borrower’s financial condition as of the date of the statement, and there has been no material adverse change in Borrower’s financial condition subsequent to the date of the most recent financial statement supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statements.
(e)Legal Effect. This Agreement constitutes, and any instrument or agreement Borrower is required to give under this Agreement when delivered will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.
(f)Properties. Except as contemplated by this Agreement or as previously disclosed in Borrower’s financial statements or in writing to Lender and as accepted by Lender, and except for property tax liens for taxes not presently due and payable, Borrower owns and has good title to all of Borrower’s properties free and clear of all Security Interests, and has not executed any security documents or financing statements relating to such properties. All of Borrower’s properties are titled in Borrower’s legal name, and Borrower has not used or filed a financing statement under any other name for at least the last five (5) years.
(g)Hazardous Substances. Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that: (1) During the period of Borrower’s ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral; (2) Borrower has no knowledge of, or reason to believe that there has been (A) any breach or violation of any Environmental Laws; (B) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral; or (C) any actual or threatened litigation or claims of any kind by any person relating to such matters; (3) Neither Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral; and any such activity shall be conducted in compliance with all applicable federal, state, and local laws, regulations, and ordinances, including without limitation all Environmental Laws. Borrower authorizes Lender and its agents to enter upon the Collateral to make such inspections and tests as Lender may deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests made by Lender shall be at Borrower’s expense and for Lender’s purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other person. The representations and warranties contained herein are based on Borrower’s due diligence in investigating the Collateral for hazardous waste and Hazardous Substances. Borrower hereby (1) releases and waives any future claims against Lender for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any such laws, and (2) agrees to indemnify, defend, and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or substance on the Collateral. The provisions of this section of the Agreement, including the obligation to indemnify and defend, shall survive the payment of the Indebtedness and the termination, expiration or satisfaction of this Agreement and shall not be affected by Lender’s acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise.
(h)Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened, and no other event has occurred which may materially adversely affect Borrower’s financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing.
(i)Taxes. To the best of Borrower’s knowledge, all of Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.
(j)Lien Priority. Unless otherwise previously disclosed to Lender in writing, Borrower has not entered into or granted any Security Agreements, or permitted the filing or attachment of any Security Interests on or affecting any of the Collateral directly or indirectly securing repayment of Borrower’s Loan and Note, that would be prior or that may in any way be superior to Lender’s Security Interests and rights in and to such Collateral.
(k)Binding Effect. This Agreement, the Note, all Security Agreements (if any), and all Related Documents are binding upon the signers thereof, as well as upon their successors, representatives and assigns, and are legally enforceable in accordance with their respective terms.

(l)Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification is true and correct in all respects. “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially in form and substance satisfactory to Lender. “Beneficial Ownership Regulation” means 31 C.F.R. s 1010.230.
(m)Designated Intercompany Debt. The only debt outstanding to or by Borrower from or to its Affiliates identified on Schedule 5(m), and the amount outstanding thereunder as of December 31, 2025, is set forth on Schedule 5(m) hereto (the “Designated Intercompany Debt”).
(n)Intercompany Transfer. The net transfer of funds, including dividends, distributions, loans, exchanges, purchases, gifts, and all other transfers (collectively, “Transfers”), to or by Borrower from or to each of its Affiliates identified on Schedule 5(n) as of December 31, 2025 is set forth on Schedule 5(n) hereto.
(o)Isla Porter Investments. Prior to the date hereof, Borrower has made the following equity investments in Isla Porter, LLC, a New Jersey limited liability company: (1) $560,000 during the 2023 fiscal year, (2) $2,126,000 during the 2024 fiscal year, and (3) $0 during the 2025 fiscal year. As of the date hereof, Borrower owns sixty percent (60%), on a fully diluted basis, of the outstanding equity interests of such company.
(p)Permitted Huida Transactions. As of the date hereof, the maximum commission that FGI International Limited charges Borrower for orders fulfilled by Huida is five percent (5%).
(q)Loan Party Representations. All of the representations and warranties made by any other Loan Party in any Related Document are true and correct in all material respects (except that if such representation or warranty is qualified by materiality in such Related Document, then such representation or warranty is true in all respects).
Section 6.AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower will:
(a)Notices of Claims, Litigation, Defaults. Promptly inform Lender in writing of (1) all material adverse changes in Borrower’s financial condition, (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower or any Guarantor which could materially affect the financial condition of Borrower or the financial condition of any Guarantor, and (3) any default under any agreement related to any location where Borrower’s Collateral, including, without limitation, any books and records related thereto, is located.
(b)Financial Records. Maintain its books and records in accordance with GAAP, or an OCBOA acceptable to Lender, applied on a consistent basis, and permit Lender to examine and audit Borrower’s books and records at all reasonable times.
(c)Financial Statements. Furnish Lender with the following:
(i)Borrower Monthly Financial Statements. As soon as available, but in no event later than thirty (30) days after the end of each calendar month, Borrower’s balance sheet, income and expense statements, with notes thereto for the month ended, on a consolidated and consolidating basis.
(ii)Parent Quarterly Financial Statements. As soon as available, but in no event later than forty five (45) days after the end of each quarter-end (as of the Closing Date being the end of each March, June, and September), Parent’s 10-Q filing or, for each quarter for which FGI Industries Ltd. is not required to file a 10-Q, financial statements of Parent that are included in its required 10-Q filings, prepared by Parent as of such non-reporting quarter end.
(iii)Borrower Annual Statements. As soon as available, but in no event later than ninety (90) days after the end of each fiscal year, Borrower’s balance sheet, income and expense statements, with notes thereto for the year ended, reviewed by a certified public accountant satisfactory to Lender and not containing any going concern or similar qualification, on a consolidated and consolidating basis.
(iv)Parent 10-K. On the date delivered to the SEC as required, but in no event later than one hundred twenty (120) days after the end of each fiscal year, Parent’s 10-K filing.

(v)Borrower Financial Projections. As soon as available, but in no event later than the end of each fiscal year, financial projections, presented on a monthly basis, of Borrower alone and on a consolidating basis with FGI Canada Ltd. and Isla Porter LLC, in detailed format acceptable to Lender in its sole discretion.
(vi)Parent Financial Projections. As soon as available, but in no event later than the end of each fiscal year, financial projections of Parent, presented on a monthly basis, for Parent alone and on a consolidating and consolidated basis, in detailed format acceptable to Lender in its sole discretion.
(vii)Individual Guarantor Tax Returns. Within ten (10) days of filing, a signed copy of the Federal Income Tax Return of the Individual Guarantors together with K-1’s and all other schedules pertaining to the Tax Return, or a signed copy of each of the Request for Tax Return Extension. Such tax returns are to be provided no later than October 31st of each calendar year.
(viii)Individual Guarantor Financial Statements. Annually, as soon as available but in no event later than April 30th, financial statements of the Individual Guarantors, in detailed format acceptable to Lender in its sole discretion, certified by the Individual Guarantors to be true, correct and complete.
(ix)Aging. As soon as available, but in no event later than twenty (20) days after the end of each month, a listing and aging by invoice date of all accounts receivable and all accounts payable in detailed format acceptable to Lender in its sole discretion.
(x)Inventory. As soon as available, but in no event later than twenty (20) days after the end of each month, a listing of Borrower’s inventory in detailed format acceptable to Lender in its sole discretion.
(xi)Borrowing Base Certificate. As soon as available, but in no event later than twenty-five (25) days after the end of each month, a Borrowing Base Certificate in a form acceptable to Lender in its sole discretion.
(xii)Permitted Huida Transactions. Promptly following the occurrence thereof, notice that the maximum percentage commission that Parent charges in a Permitted Huida Transaction exceeds the current percentage identified in Section 5(o) hereof, provided that neither the requirement to deliver such notice nor the delivery thereof shall be deemed consent by Lender to such percentage or a waiver of any Default or Event of Default that may be caused by such the value of such percentage.
All financial reports required to be provided under this Agreement shall be prepared in accordance with GAAP, or an OCBOA acceptable to Lender, applied on a consistent basis, and certified by an authorized officer of Borrower as true and correct.
(d)Additional Information. Promptly furnish any additional information and statements, as Lender may request from time to time.
(e)Financial Covenants. Comply with the following covenants and ratios:
(i)Year-to-Date EBITDA. Maintain aggregate EBITDA at least equal to the amounts set forth on Schedule 6(e) hereto, such covenant to be measured monthly based on (x) financial statements of Borrower, alone and (ii) consolidated financial statements of Borrower and its subsidiaries (FGI Canada Ltd. and Isla Porter LLC).
(ii)Intercompany Loan Balances. Make or maintain Designated Intercompany Debt only with each Affiliate identified on Schedule 5(m) and ensure that as of each quarter‑end, (1) the amount owed to Borrower by such Affiliate does not exceed such Affiliate’s “Maximum Amount” identified on Schedule 5(m), and (2) the amount owed by Borrower to such Affiliate is not less than such Affiliate’s “Minimum Amount” identified on Schedule 5(m). Borrower shall deliver to Lender evidence of compliance with this covenant no later than thirty (30) days following the end of each quarter.
(iii)Individual Intercompany Transfers. Make or maintain net Transfers only with each Affiliate identified on Schedule 5(n) and ensure that as of each quarter end, the net balance of Transfers between Borrower and such Affiliate does not exceed such Affiliate’s “Maximum Amount” or “Minimum Amount”, as applicable, identified on Schedule 5(n).

(iv)Aggregate Intercompany Transfers. Ensure that at all times the aggregate net balance of Transfers between Borrower and all Affiliates identified on both Schedules 5(m) and 5(n) does not exceed $5,000,000. Borrower shall deliver to Lender evidence of compliance with this covenant no later than thirty (30) days following the end of each quarter.
(v)Except as provided above, all computations made to determine compliance with the requirements contained in this paragraph shall be made in accordance with generally accepted accounting principles, applied on a consistent basis, and certified by Borrower as being true and correct.
(f)Insurance. Maintain fire and other risk insurance, public liability insurance, and such other insurance as Lender may require with respect to Borrower’s properties and operations, in form, amounts, coverages and with insurance companies acceptable to Lender. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least thirty (30) days prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person. In connection with all policies covering assets in which Lender holds or is offered a security interest for the Loans, Borrower will provide Lender with such lender’s loss payable or other endorsements as Lender may require.
(g)Insurance Reports. Furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the properties insured; (5) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower.
(h)Other Agreements. Comply with all terms and conditions of all other Material Agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such Material Agreements.
(i)Loan Proceeds. Use all Loan proceeds solely for (1) Borrower’s business operations and (2) repayment of Loan No. 769630056 previously made by Lender to Borrower’s Affiliate, Foremost Home Inc., unless specifically consented to the contrary by Lender in writing.
(j)Taxes, Charges and Liens. Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, income, or profits. Provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (1) the legality of the same shall be contested in good faith by appropriate proceedings, and (2) Borrower shall have established on Borrower’s books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP or an OCBOA acceptable to Lender.
(k)Performance. Perform and comply, and cause each other Loan Party, to perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, in the Related Documents, and in all other instruments and agreements between Borrower or such other Loan Party and Lender (or otherwise for the benefit of Lender). Borrower shall notify Lender immediately in writing of any default in connection with any agreement.
(l)Operations. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender of any change in executive and management personnel; conduct its business affairs in a reasonable and prudent manner.
(m)Environmental Studies. Promptly conduct and complete, at Borrower’s expense, all such investigations, studies, samplings and testings as may be requested by Lender or any governmental authority relative to any substance, or any waste or by-product of any substance defined as toxic or a hazardous substance under applicable federal, state, or local law, rule, regulation, order or directive, at or affecting any property or any facility owned, leased or used by Borrower.

(n)Compliance with Governmental Requirements. Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of Borrower’s properties, businesses and operations, and to the use or occupancy of the Collateral, including without limitation, the Americans With Disabilities Act. Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender’s sole opinion, Lender’s interests in the Collateral are not jeopardized. Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender’s interest.
(o)Inspection. Permit employees or agents of Lender at any reasonable time to inspect any and all Collateral for the Loan or Loans and Borrower’s other properties and to examine or audit Borrower’s books, accounts, and records and to make copies and memoranda of Borrower’s books, accounts, and records. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower’s expense.
(p)Compliance Certificates. Unless waived in writing by Lender, provide Lender at least annually (and each time financial statements are delivered to Lender as required pursuant to this Agreement or any Related Document) with a certificate executed by Borrower’s chief financial officer, or other officer or person acceptable to Lender, (1) certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate, (2)  certifying that as of the date of the certificate, no Default or Event of Default exists, and (3) containing calculations of, and demonstrating compliance with, the financial covenants set forth herein as of the date of such certificate and, when delivered in connection with a request for an Advance, pro forma immediately following the making of such requested Advance.
(q)Environmental Compliance and Reports. Borrower shall comply in all respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower’s part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.
(r)Additional Assurances. Make, execute and deliver, and cause each other Loan Party to make, executed and deliver, to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loans and to perfect all Security Interests.
(s)Compliance with “Know Your Customer” Requirements. Promptly following any request therefor, Borrower shall provide (and shall cause such other Loan Party to provide) information and documentation reasonably requested by Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws, including but not limited to a Beneficial Ownership Certification acceptable to Lender.
(t)Depository Relationship. Maintain one or more deposit account(s) at Lender.
(u)Collateral Matters. Within 30 days of the date hereof, Borrower shall provide control agreements for each deposit account, securities account, and commodities account it maintains in the United States with any Person other than Lender. At Lender’s option, in lieu of requiring such control agreements, Borrower shall maintain deposits in such accounts not subject to control agreements under a maximum threshold established by Lender from time to time, and shall deliver to Lender on a monthly basis copies of the applicable bank statements with respect to such accounts.
Section 7.EXPENSES; LENDER’S EXPENDITURES; INDEMNIFICATION.
(a)Expenses. Loan Parties shall pay all out-of-pocket expenses incurred by Lender and its affiliates (including the reasonable fees, charges and disbursements of counsel for Lender), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Lender, in connection with the preparation, negotiation, documentation, execution, delivery and administration of this Agreement and the Related

Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated). Borrower authorizes Lender, at its sole option, to (1) debit the Loan on or after the date hereof (2) debit any other Borrower account with Lender, or (3) make demand upon Borrower, for payment of all attorneys’ fees and expenses incurred by Lender in connection with the preparation, negotiation, documentation, execution, delivery and administration of the Loan by counsel retained by Lender, which attorney’s fees and expenses become due through the date hereof and/or after the date hereof.
(b)Expenditures. If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any Related Documents, including but not limited to Borrower’s failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Related Documents, Lender on Borrower’s behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the Index Rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Borrower. All such expenses will become a part of the Indebtedness and, at Lender’s option, will (A) be payable on demand; (B) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Note; or (C) be treated as a balloon payment which will be due and payable at the Note’s maturity.
(c)Indemnification. Each Loan Party shall defend, protect, indemnify, pay and save harmless Lender and each of its officers, directors, affiliates, attorneys, employees and agents (each, an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (1) this Agreement, the Related Documents, the Advances, the Loan, any Indebtedness and other Obligations and/or the transactions contemplated hereby, (2) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Related Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby, (3) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Related Documents, (4) the enforcement of any of the rights and remedies of Lender under the Agreement and the Related Documents, (5) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party, any Affiliate or subsidiary of any Loan Parties, and (6) any claim, litigation, proceeding or investigation instituted or conducted by any governmental body or instrumentality or any other person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Related Documents, whether or not Lender is a party thereto.
Section 8.NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Lender:
(a)Indebtedness and Liens. (1) Except for trade debt incurred in the ordinary course of business and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, (2) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower’s assets (except as allowed as Permitted Liens), or (3) sell with recourse any of Borrower’s accounts receivable, except to (A) Lender or (B) accounts receivable of Lowe’s Company, Inc. to Citibank, N.A. pursuant to that certain “Supplier Agreement”, provided that such accounts receivable being sold have not been and are not included in the Borrowing Base against which the Lender has made any Advance.
(b)Continuity of Operations. (1) Engage in any business activities substantially different than those in which Borrower is presently engaged, (2)(A) cease operations, liquidate, merge or restructure as a legal entity (whether by division or otherwise), consolidate with or acquire any other entity, change its name, convert to another type of entity, redomesticate, or dissolve, or change the location where it keeps or maintains business records concerning Borrower’s Collateral or (B) transfer, sell or otherwise dispose of Collateral or any of its assets or property out of the ordinary course of business, or (3) pay any dividends or distributions on Borrower’s stock other than dividends payable in its stock and Transfers to the extent permitted pursuant to Section 6(e)(iii) (provided, however that notwithstanding the foregoing, but only so long as no Default or Event of Default has occurred and is continuing or would result from the payment of such dividends or distributions, if Borrower is a “Subchapter S Corporation” (as defined in the Internal Revenue Code of 1986, as amended), Borrower may pay cash dividends on its stock to its shareholders from time to time in amounts necessary to enable the shareholders to pay income taxes and make estimated income tax payments to satisfy their liabilities under federal and state law which arise solely from their status as Shareholders of a Subchapter S Corporation because of their ownership of shares of Borrower’s stock), purchase or retire any of Borrower’s outstanding shares, or alter or amend Borrower’s capital structure.
(c)Loans, Acquisitions and Guaranties. (1) Except with respect to Designated Intercompany Debt to the extent permitted pursuant to Section 6(e)(ii) and Transfer to the extent permitted pursuant to Section 6(e)(iii), loan, invest in or advance money or assets to any other person, enterprise or entity, including without limitation, to any Affiliate, (2) purchase, create or acquire any interest in any other enterprise or entity, or (3) incur any obligation as surety or guarantor other than in the ordinary course of business.
(d)Agreements. Enter into any agreement containing any provisions which would be violated or breached by the performance of Borrower’s obligations under this Agreement or in connection herewith.
(e)Affiliate Transactions. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for Designated Intercompany Debt (to the extent permitted pursuant to Section 6(e)(ii)), Transfers to the extent permitted pursuant to Section 6(e)(iii), Permitted Huida Transactions, and Permitted Covered Bridge Transactions.
Section 9.CESSATION OF ADVANCES. If Lender has made any commitment to make any Loan to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligation to make Loan Advances or to disburse Loan proceeds if: (A) Borrower or any Guarantor is in default under the terms of this Agreement or any of the Related Documents or any other agreement that Borrower or any Guarantor has with Lender; (B) Borrower or any Guarantor dies, becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt; (C) there occurs a material adverse change in Borrower’s financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan; (D) any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke such Guarantor’s guaranty of the Loan or any other loan with Lender; or any other Default or Event of Default shall have occurred.
Section 10.RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts.
Section 11.DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:
(a)Payment Default. Borrower fails to make (i) any interest payment within three (3) Business Days of when due or (ii) any other payment when due under the Loan.
(b)Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.
(c)Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s or any Grantor’s property or Borrower’s or any Grantor’s ability to repay the Loans or perform their respective obligations under this Agreement or any of the Related Documents.
(d)False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

(e)Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.
(f)Defective Collateralization. This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.
(g)Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.
(h)Events Affecting other Loan Parties. Any of the preceding events occurs with respect to any other Loan Party, or any Guarantor dies or becomes incompetent, revokes or disputes the validity of, or liability under, or attempts to assign all or any part of its rights or obligations under, any Guaranty of the Obligations.
(i)Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.
(j)Adverse Change. A material adverse change occurs in Borrower’s or any other Loan Party’s financial condition, or Lender believes the prospect of payment or performance of the Loan is impaired.
(k)Agreements Related to Collateral Locations. Borrower or any Grantor defaults under any agreement related to any location where any of Borrower’s Collateral, including, without limitation, books and records related thereto, is located; or Borrower amends, or enters in to any new, such agreement without prior notice to and the express written consent of Lender, which consent may be granted or withheld in its sole and absolute discretion.
(l)Right to Cure. If any default, other than a default on Indebtedness or with respect to a default related to any location where any of Borrower’s Collateral, including, without limitation, books and records related thereto, is located, is curable (which, for the avoidance of doubt, does not include violation of any financial covenant set forth in Section 6(e) or any negative covenant set forth in Section 8 or in any other Related Document) and if Borrower or Grantor, as the case may be, has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured if Borrower or Grantor, as the case may be, after Lender sends written notice to Borrower or Grantor, as the case may be, demanding cure of such default: (1) cure the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiate steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.
(m)Other Defaults Modified. Notwithstanding the section above entitled “Other Defaults”, Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or Agreement or in any of the Related Documents to which Borrower is a party; or any shareholder, member, trustor, or any owner of Borrower also holding a controlling interest in any given entity’s common stock, membership interest, trust interest, or any other ownership interest (“Related Entity”), fails to comply with or to perform any other term, obligation, covenant or condition contained in any other agreement between Lender and such Related Entity.
Section 12.EFFECT OF AN EVENT OF DEFAULT. If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Lender’s option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the “Insolvency” subsection above, such acceleration shall be automatic and not optional. In addition, Lender shall have all the rights and remedies provided herein and in the Related Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any other Loan Party shall not affect Lender’s right to declare a default and to exercise its rights and remedies.
Section 13.DEPOSIT RELATIONSHIP. While this Agreement is in effect, Borrower shall maintain its primary business depository relationship with Lender, including general operating and administrative deposit accounts and cash management services.
Section 14.PRIOR LOAN AGREEMENT. This Loan Agreement supersedes, replaces, amends, and restates in its entirety that certain Business Loan Agreement dated October 31, 2022 entered into between Borrower and Lender, together with all modifications thereto (the “Prior Loan Agreement”). The Prior Loan Agreement shall have no further force and effect. Nothing contained in this Agreement shall impair, limit or affect the Security Interests heretofore granted, pledged and/or assigned as security for the obligations under the Prior Loan Agreement, and this Agreement does not constitute a novation of the Security Interests granted in connection therewith or any obligations under the Prior Loan Agreement or any other Related Document. All Security Agreements and other Related Documents in effect as of the date hereof that are not being amended as of the date hereof are and shall remain in full force and effect in accordance with their original terms as may have been heretofore amended, and all references in such Related Documents to the Prior Loan Agreement shall be deemed to be references to this Agreement.
Section 15.COUNTERPARTS; ELECTRONIC SIGNATURES. This Agreement and all other Related Documents may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement or Related Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any Related Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing this Agreement or any other Related Document (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original hereof or thereof.
Section 16.REMITTANCE/CONTROL ACCOUNT. At all times while this Agreement is in effect, Borrower shall cause the payments and other proceeds of the Accounts to be paid by the Account Debtors under a remittance/control account maintained with Lender (“Control Account”). Borrower further agrees that any and all of such funds received under the Control Account shall be immediately applied to the Obligations in such order and priority as Lender may determine within its sole discretion.
Section 17.USA PATRIOT ACT. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act. For legal entity borrowers, Lender will require the legal entity to provide identifying information about each beneficial owner and/or individuals who have significant responsibility to control, manage or direct the legal entity.
Section 18.RIGHT TO AUDIT AND INSPECT. Borrower shall permit any representative of Lender, at any reasonable time but no less often than annually, on or before November 30th, to inspect, audit, examine and make extracts or copies from all books, records and other data relating to the Collateral, to inspect any of Borrower’s properties, to confirm balances due on Accounts by direct inquiry to Account Debtors, and shall furnish Lender with all information regarding the business or finances of Borrower promptly upon Lender’s request. Borrower agrees to pay for Lender’ s reasonable fees and expenses related to such audits.
Section 19.ELECTRONIC INSTRUCTIONS. Borrower desires to apply for Advances and instruct Lender regarding all other aspects of the Loan electronically, including but not limited to by electronic mail,

internet, telex, telefax, facsimile and/or telecopy. Borrower agrees that Lender may act in accordance with electronically transmitted applications and instructions (“Electronic Instructions”) subject to the following provisions: (1) Borrower’s Electronic Instructions must be sent to Lender electronically only by means of such services and in such format(s) as may be approved from time to time by Lender in its sole discretion; (2) Borrower will provide to Lender, in writing and duly signed by Borrower, any reasonable security or verification procedures, and Lender may require additional security or verification procedures in its sole discretion; (3) Borrower hereby authorizes and instructs Lender to take all actions requested in any and all Electronic Instructions and agrees that each such Electronic Instruction will be deemed an original and, if sent in lieu of manually signed instructions, will be deemed to incorporate all of the terms and provisions of Lender’s standard form or format, if any, for such instructions; (4) Borrower recognizes and agrees that it will be obligated for any loan advance request and/or instruction pursuant to Electronic Instructions to the same extent as if such advance request and/or instruction were provided pursuant to Lender’s standard form or Lender approved format(s) manually signed by Borrower; (5) Borrower agrees to indemnify and hold harmless Lender, its officers, directors, employees and affiliates against any and all liability, loss, cost, damages, attorneys’ fees and other expenses which Lender may incur in reliance upon and pursuant to any and all of the Electronic Instructions received by Lender and purported to be sent by Borrower; (6) Lender is not responsible for checking electronic communications devices on a regular basis, and Borrower will make arrangements to assure Electronic Instructions have been sent to a current employee of Lender, and the employee of Lender has received and read the Electronic Instructions; (7) Lender is not responsible for delays, errors or omissions resulting from malfunction of electronic communications devices or from other conditions beyond the control of Lender; and (8) Lender is not responsible for misuse of or wrongful access to electronic communications devices by Borrower’s representatives and employees nor for any delay in acting on Electronic Instructions caused by Electronic Instructions which Lender deems to be uncertain or unclear or incomplete.
Section 20.UNUSED FEE. Borrower shall pay to Lender from and after the date hereof until the date on which Lender’s commitment under the line of credit is terminated in whole, an unused fee accruing at the rate of 0.25% per annum on the daily unborrowed portion of the line of credit. All such unused fees payable under this clause shall be payable on a quarterly basis in arrears on the last day of each quarter commencing January 1, 2023 and continuing on the same day of each quarter thereafter, in addition to the date on which Lender’s commitment under the line of credit is terminated in whole. Such unused fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year.
Section 21.ANTI-TERRORISM LAWS.
(a)Representations and Warranties. Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
(b)Covenants. Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) Borrower shall, and shall cause each Loan Party to, promptly notify Lender in writing upon the occurrence of a Reportable Compliance Event.
Section 22.MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:
(a)Amendments. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.
(b)Attorneys’ Fees; Expenses. Borrower agrees to pay upon demand all of Lender’s costs and expenses, including Lender’s attorneys’ fees and Lender’s legal expenses, incurred in connection with the enforcement of this Agreement. Lender may hire or pay someone else to help enforce this Agreement, and Borrower shall pay the costs and expenses of such enforcement. Costs and expenses include Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also shall pay all court costs and such additional fees as may be directed by the court.
(c)Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.
(d)Consent to Loan Participation. Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.
(e)Governing Law; Submission to Jurisdiction; Venue. This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of New York without regard to its conflicts of law provisions. This Agreement has been accepted by Lender in the State of New York. Borrower irrevocably submits to the non‑exclusive jurisdiction of any federal or state court located in the State of New York, the State of New Jersey, or the State of California in any action, suit, or proceeding arising out of or relating to this Agreement or any other Related Document, agrees that any such action, suit, or proceeding may be brought in any such court selected at the option of Lender, irrevocably waives any objection to the laying of venue in any such court and any claim that such forum is inconvenient, and agrees that nothing in this Agreement limits the right of Lender to bring any such action, suit, or proceeding in the courts of any other jurisdiction or to serve process in any manner permitted by law.
(f)No Waiver by Lender. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any other Loan Party, shall constitute a waiver of any of Lender’s rights or of any of Borrower’s or any other Loan Party’s obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.
(g)Notices. Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. For notice purposes, Borrower agrees to keep Lender informed at all times of Borrower’s current address.
(h)No Joint Venture or Partnership. The relationship of Borrower and Lender created by this Agreement is strictly that of debtor-creditor, and nothing contained in this Agreement or in any of the Related Documents shall be deemed or construed to create a partnership or joint venture between Borrower and Lender.
(i)Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.
(j)Subsidiaries and Affiliates of Borrower. To the extent the context of any provisions of this Agreement makes it appropriate, including without limitation any representation, warranty or covenant, the word “Borrower” as used in this Agreement shall include all of Borrower’s subsidiaries and Affiliates. Notwithstanding the foregoing however, under no circumstances shall this Agreement be construed to require Lender to make any Loan or other financial accommodation to any of Borrower’s subsidiaries or Affiliates.
(k)Successors and Assigns. All covenants and agreements by or on behalf of Borrower contained in this Agreement or any Related Documents shall bind Borrower’s successors and assigns and shall inure to the benefit of Lender and its successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or any other Related Document (and any attempted assignment or transfer by Borrower shall be null and void).
(l)Survival of Representations and Warranties. Borrower understands and agrees that in extending Loan Advances, Lender is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement or the Related Documents. Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the extension of Loan Advances and delivery to Lender of the Related Documents, shall be continuing in nature, shall be deemed made and redated by Borrower at the time each Loan Advance is requested and against when made, and shall remain in full force and effect until such time as Borrower’s Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.
(m)Time is of the Essence. Time is of the essence in the performance of this Agreement.
(n)Waive Jury. To the extent permitted by applicable law, all parties to this Agreement hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by any party against any other party.
Section 23.DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement:
“Account”. The word “Account” means a trade account, account receivable, other receivable, or other right to payment for goods sold or services rendered owing to Borrower (or to a third party grantor acceptable to Lender).
“Account Debtor”. The words “Account Debtor” mean the person or entity obligated upon an Account.
“Advance”. The word “Advance” means a disbursement of Loan funds made, or to be made, to Borrower or on Borrower’s behalf under the terms and conditions of this Agreement.
“Affiliate”. The word “Affiliate” means (a) any person which, directly or indirectly, is in control of, is controlled by, or is under common control with such person, or (b) any person who is a director, manager, member, managing member, general partner or officer (i) of such person, (ii) of any subsidiary of such person or (iii) of any person described in clause (a) above. For purposes of this definition, control of a person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the equity interests having ordinary voting power for the election of directors of such person or other persons performing similar functions for any such person, or (y) to direct or cause the direction of the management and policies of such person whether by ownership of equity interests, contract or otherwise. For the avoidance of doubt, as of the date hereof, each Loan Party is an Affiliate of each other Loan Party.

“Agreement”. The word “Agreement” means this Amended and Restated Business Loan Agreement (Asset Based), as this Business Loan Agreement (Asset Based) may be amended or modified from time to time, together with all exhibits and schedules attached to this Business Loan Agreement (Asset Based) from time to time.
“Anti-Terrorism Laws”. The words “Anti-Terrorism Laws” mean any statute, treaty, rule or other law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such statute, treaty, rule or other law, all as amended, supplemented or replaced from time to time.
“Authorized Officer”. The words “Authorized Officer” shall have the meaning given such words in Section 3(a)(ix) hereof.
“Borrower”. The word “Borrower” has the meaning given such word in the preamble hereto, and includes all co-signers and co-makers signing the Note and all their successors and assigns.
“Borrower Pledge Agreements”. The words “Borrower Pledge Agreements” mean those certain Pledge Agreements by Borrower in favor of Lender, as amended, restated supplemented or otherwise modified from time to time, which Lender may require from time to time pledging any Equity Interests directly or indirectly owned by Borrower.
“Borrower Security Agreement”. The words “Borrower Security Agreement” mean the Amended and Restated Commercial Security Agreement, dated as of the date hereof, by Borrower in favor of Lender, as amended, restated supplemented or otherwise modified from time to time.
“Borrowing Base”. The words “Borrowing Base” mean as determined by Lender from time to time, the lesser of (1) $18,000,000 and (2) the sum of (a) 85% of the aggregate amount of Eligible Accounts, subject to a maximum of 5% dilution based upon collections, plus (b) the least of (x) $5,000,000, (y) 85% of the net orderly liquidation value of Eligible Inventory, determined by an appraiser acceptable to Lender in its sole discretion, and (z) 50% of the aggregate amount of Eligible Inventory, except that Advances against Eligible Inventory cannot exceed the aggregate amount of Advances against Eligible Accounts, minus (3) an excess availability requirement starting at $450,000, automatically increasing by $100,000 on the first day of each succeeding calendar month until the requirement reaches $750,000, after which it shall remain at $750,000 unless otherwise adjusted by Lender in accordance with this Agreement, minus (4) foreign exchange reserve if mark-to-market position is negative at any given time minus (5) such reserves as Lender may reasonably deem proper and necessary from time to time; provided, however, that the percentages in clause (a), (b)(y), and (b)(z), may be increased or decreased by Lender at any time and from time to time in its sole discretion; provided, further, that except upon the occurrence and during the continuance of a Default or an Event of Default, Lender shall give Borrower at least five (5) Business Days prior written notice of Lender’s intention to decrease the such percentages. Borrower consents to any such increases or decreases and acknowledges that decreasing such percentages or increasing or imposing reserves may limit or restrict Advances requested by Borrower.
“Business Day”. The words “Business Day” mean any day other than a Saturday or Sunday or any day on which commercial banks in Los Angeles, California, are authorized or required to close.
“Collateral”. The word “Collateral” means all property and assets granted as collateral security for a Loan, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise. The word Collateral also includes without limitation all collateral described in the Collateral section of this Agreement.

“Corporate Guarantors”. The words “Corporate Guarantors” mean the following entities:
Parent;
Covered Bridge Cabinetry Manufacturing Co., Ltd., a Cambodian corporation;
Isla Porter LLC, a New Jersey limited liability company;
FGI Canada Ltd., an Ontario corporation;
FGI International, Limited, a Hong Kong corporation;
FGI Industries India Private Limited, an Indian corporation;
Foremost Home Inc., a New Jersey corporation;
Foremost Worldwide Company Ltd., a Hong Kong corporation; and
Focal Capital Holding Limited, a Hong Kong corporation.
“Corporate Guaranty”. The words “Corporate Guaranty” mean the Amended and Restated Commercial Guaranty, dated as of the date hereof, jointly and severally by Corporate Guarantors in favor of Lender.
“Covered Entity”. The words “Covered Entity” mean (a) each Loan Party, each such Loan Party’s subsidiaries, all Guarantors and Grantors and (b) each person that, directly or indirectly, is in control of a person described in clause (a) above. For purposes of this definition, control of a person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such person or other persons performing similar functions for such person, or (y) power to direct or cause the direction of the management and policies of such person whether by ownership of equity interests, contract or otherwise.
“Default”. The word “Default” means an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Designated Intercompany Debt”. The words “Designated Intercompany Debt” shall have the meaning set forth in Section 5(m) hereof.
“EBITDA”. The word “EBITDA” means earnings before interest, taxes, depreciation, and amortization.
“Eligible Accounts”. The words “Eligible Accounts” mean at any time, all of Borrower’s Accounts which contain selling terms and conditions acceptable to Lender. The net amount of any Eligible Account against which Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by Lender in writing, Eligible Accounts do not include:
(i)Accounts with respect to which the Account Debtor is employee or agent of Borrower.
(ii)Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with Borrower or its shareholders, officers, or directors.
(iii)Accounts with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional.
(iv)Accounts with respect to which the Account Debtor is not a resident of the United States, except to the extent such Accounts are supported by insurance, bonds or other assurances satisfactory to Lender.
(v)Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower.
(vi)Accounts which are subject to dispute, counterclaim, or setoff.

(vii)Accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor.
(viii)Accounts with respect to which Lender, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory.
(ix)Accounts of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.
(x)Accounts with respect to which the Account Debtor is the United States government or any department or agency of the United States.
(xi)Accounts which have not been paid in full within 90 days from the original date of invoice.
(xii)All Accounts of any single Account Debtor if 25.000% or more of the dollar amount of all such Accounts are represented by Accounts which have not been paid in full within 90 days from the original date of invoice.
(xiii)Accounts with respect to which the Account Debtor is not a resident of the United States, except for Account Debtors located in Canada (excluding companies located in the province of Quebec) and except for Account Debtors located in U.S. Possessions, except to the extent such Accounts are supported by insurance, bonds or other assurances satisfactory to Lender.
(xiv)Accounts with credit balances over 90 days from the original date of invoice.
(xv)That portion of Accounts consisting of or arising from retentions and hold-backs by Account Debtors due to disputes, rebates, etc.
(xvi)Accounts consisting of non-trade claims, i.e., freight claims, insurance claims, warranty claims, claims against government, etc.
(xvii)Accounts arising from cash sales or from collect on delivery sales of inventory.
(xviii)Accrued finance charges on Accounts.
(xix)Any additional reserves against Accounts at Lender’s sole discretion.
(xx)Accounts which consists of progress billings.
(xxi)Dilution based on collections in excess of 5% to be reserved from accounts receivable.
“Eligible Inventory”. The words “Eligible Inventory” mean, at any time, all of Borrower’s Inventory as defined below, except:
(i)Inventory which is not owned by Borrower free and clear of all security interests, liens, encumbrances, and claims of third parties.
(ii)Inventory which Lender, in its sole discretion, deems to be obsolete, unsalable, damaged, defective, or unfit for further processing, including inventory with receipt date of 365 days beyond the cut-off date of the monthly inventory report submitted by Borrower.
(iii)Work in process.

(iv)Inventory which is in transit.
(v)Inventory which consists of supplies and packaging materials.
(vi)Inventory which consists of samples, demos and prototypes.
(vii)Inventory which consists of rental inventory.
(viii)Any additional reserves against Inventory at Lender’s sole discretion.
(ix)Inventory that is not in the Borrower’s physical possession or is offsite and a landlord’s, warehouseman’ s or bailee’ s agreement in form and substance satisfactory to Lender, in its sole discretion, has not been executed by such landlord, warehouseman or bailee in favor of Lender.
(x)Inventory which is perishable or is subject to specific liens under either the Perishable Agricultural Commodities Act (“PACA”) or the Packers and Stockyards Act (“PASA”).
(xi)Inventory that Lender, in its sole discretion, shall deem ineligible Inventory, based on such considerations as Lender may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Lien).
“Environmental Laws”. The words “Environmental Laws” mean any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 (“SAW), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the New Jersey Industrial Site Recovery Act, NJSA Section 13:1K-6 (“ISRA”), the New Jersey Spill Compensation and Control Act, NJSA 58:10-23.11, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.
“Equity Interests”. The words, “Equity Interests” mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the organizational documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights; (ii) all voting and consent rights; (iii) all management rights; (iv) as applicable, all powers and rights as a general partner or managing member with respect to management, operations and control; (v) all rights to designate or appoint officers, directors, manager(s), general partner(s) or managing member(s) and/or any members of any board of members/managers/partners/directors; (vii) all rights to amend the organizational documents; (viii) as applicable, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member”; and (ix) all certificates evidencing such Equity Interests.
“Event of Default”. The words “Event of Default” mean any of the events of default set forth in this Agreement in the default section of this Agreement.
“Expiration Date”. The words “Expiration Date” mean the date of termination of Lender’s commitment to lend under this Agreement, being April 17, 2027.
“GAAP”. The word “GAAP” means generally accepted accounting principles.

“Grantor”. The word “Grantor” means each and all of the persons or entities granting a Security Interest in any Collateral for the Loan or other Obligations, including without limitation Borrower and Guarantors.
“Guarantor”. The word “Guarantor” means any guarantor, surety, or accommodation party of any or all of the Loan, including, without limitation, as of the date hereof, the Corporate Guarantors and the Individual Guarantors.
“Guaranty.” The word “Guaranty” means each guaranty from a Guarantor to Lender, including without limitation a guaranty of all or part of the Note.
“Hazardous Substances”. The words “Hazardous Substances” mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words “Hazardous Substances” are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term “Hazardous Substances” also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.
“Huida”. The word “Huida” means Tangshan Huida Ceramic Group Co., Ltd., a Chinese corporation.
“Indebtedness”. The word “Indebtedness” means the indebtedness evidenced by the Note or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Borrower or such other Loan Party is responsible under this Agreement or under any of the Related Documents.
“Individual Guarantor Mortgage”. The words “Individual Guarantor Mortgage” mean the Collateral Mortgage and Security Agreement jointly and severally by the Individual Guarantors in favor of Lender, as amended, restated supplemented or otherwise modified from time to time.
“Individual Guarantors”. The words “Individual Guarantors” mean Liang Chou Chen and Han Ping Chen (husband and wife).
“Individual Guaranty”. The word “Individual Guaranty” means the Amended and Restated Commercial Guaranty, dated as of the date hereof, jointly and severally by the Individual Guarantors in favor of Lender.
“Intercompany Notes”. The words “Intercompany Notes” mean the promissory notes evidencing the Designated Intercompany Debt, as may be amended, restated, supplemented, or otherwise modified from time to time.
“Inventory”. The word “Inventory” means all of Borrower’s raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and description, and goods held for sale or lease or furnished under contracts of service in which Borrower now has or hereafter acquires any right, whether held by Borrower or others, and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing. Inventory includes inventory temporarily out of Borrower’s custody or possession and all returns on Accounts.
“Landlord Waivers”. The words “Landlord Waivers” mean those certain landlord waivers, in form and substance satisfactory to Lender in its sole and absolute discretion, executed and delivered by the landlords of the locations where Borrower stores inventory, equipment, books and records or other Collateral, including, without limitation, those located in Woodland, California and East Hanover, New Jersey.

“Lender”. The word “Lender” has the meaning given such word in the preamble hereto, its successors and assigns.
“Loan”. The word “Loan” means any and all loans and financial accommodations from Lender to Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time.
“Loan Party”. The words “Loan Party” mean, collectively, Borrower, Guarantors, Grantors, and any other person party to a Related Document (other than Lender or a designee, nominee, or agent of Lender) and any other person liable for any of the Obligations.
“Material Adverse Effect”. The words “Material Adverse Effect” mean a material adverse effect on (i) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrower, any Guarantor, or any other Loan Party, (ii) any Loan Party’s ability to duly and punctually pay or perform the Indebtedness or other Obligations in accordance with the terms thereof, (iii) the value of the Collateral, or lender’s Liens on the Collateral or the priority of any such Lien, or (iv) the practical realization of the benefits of Lender’s rights and remedies under this Agreement and the Related Documents.
“Material Agreement”. The words “Material Agreement” mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.
“Note”. The word “Note” means the Amended and Restated Promissory Note, dated the date hereof in the principal amount of $18,000,000.00, including without limitation all of Borrower’s previous Promissory Notes related to this Loan, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of and substitutions for the Promissory Note.
“Obligations”. The word “Obligations” means, collectively, the Loan, the Indebtedness, all costs and expenses including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by or on behalf of Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Loan Party and all other debts, liabilities and obligations of any Loan Party to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan, this Agreement, the Note, any other Related Document and any other document, instrument, or agreement made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, fees and disbursements of counsel) or otherwise.
“OCBOA”. The term “OCBOA” means Other Comprehensive Basis of Accounting, as designated by Lender in writing as an acceptable alternative to GAAP.
“Parent”. The term “Parent” means FGI Industries, Ltd., a Cayman Islands corporation.
“Permitted Covered Bridge Transactions” The words “Permitted Covered Bridge Transactions” mean those certain transactions whereby Borrower satisfies certain purchase orders for custom kitchen and bathroom cabinetry by contracting for them to be manufactured by its Affiliate, Covered Bridge Cabinetry Manufacturing Co., Ltd., and whereby Borrower prepays for the manufacture of such goods in order to allow such Affiliate to purchase the raw materials necessary to manufacture such goods, provided (i) all terms of the transactions between Borrower and Covered Bridge Cabinetry Manufacturing Co., Ltd., and Covered Bridge Cabinetry Manufacturing Co., Ltd. and its suppliers, are in the ordinary course of business and on an arms-length basis on terms and conditions no less favorable than terms and conditions (including, without limitation, the timing and amount of payments) which would be obtainable from a person other than an Affiliate, (ii) the timing and amount of Borrower’s prepayments to its Affiliate are in accordance with past practice, and (iii) Borrower’s prepayments are only to cover the cost of manufacturing goods necessary and intended to fulfill purchase orders that have been received by Borrower from its clients.
“Permitted Huida Transactions” The words “Permitted Huida Transactions” mean those certain transactions whereby Borrower satisfies certain purchase orders for bathroom hardware and accessories by ordering them from its Affiliate, FGI International Limited, which in turn orders such items for direct drop shipping to Borrower’s purchaser from Huida, provided (i) all terms of the transaction between Borrower and FGI International Limited, and FGI International Limited and Huida, are in the ordinary course of business and on an arms-length basis on terms and conditions no less favorable than terms and conditions (including, without limitation, the timing and amount of payments) which would be obtainable from a person other than an Affiliate, (ii) Borrower does not pay any amounts owing to FGI International Limited any faster than it would if such company was not an Affiliate, and (iii) Borrower is not obligated to pay, and does not pay, a commission greater that the maximum commission identified in Section 5(o) hereof.
“Permitted Liens”. The words “Permitted Liens” mean (1) liens and security interests securing Indebtedness owed by Borrower to Lender; (2) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (3) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under the paragraph of this Agreement titled “Indebtedness and Liens”; (5) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by Lender in writing; and (6) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets.
“Person”. The word “Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or governmental body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Primary Credit Facility”. The words “Primary Credit Facility” mean the credit facility described in the Line of Credit section of this Agreement.
“Related Documents”. The words “Related Documents” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loan, including without limitation, the Note, the Borrower Security Agreement, the Landlord Waivers, the Corporate Guaranty, the Individual Guaranty, and the Individual Guarantor Mortgage.
“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Security Agreement”. The words “Security Agreement” mean and include without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract, or otherwise, evidencing, governing, representing, or creating a Security Interest.
“Security Interest”. The words “Security Interest” mean, without limitation, any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract, or otherwise.
“Transfer”. The word “Transfer” shall have the meaning set forth in Section 5(n) hereof.
BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS AMENDED AND RESTATED BUSINESS LOAN AGREEMENT (ASSET BASED) AND BORROWER AGREES TO ITS TERMS. THIS AMENDED AND RESTATED BUSINESS LOAN AGREEMENT (ASSET BASED) IS DATED AS OF MARCH 27, 2026.
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IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Business Loan Agreement (Asset Based) as of the date first above written.

BORROWER:

FGI INDUSTRIES INC.

By: /s/ Jae Chung
Name:    Jae Chung
Title: Chief Financial Officer

LENDER:

EAST WEST BANK

By: /s/ Robert Mostert
Name:    Robert Mostert
Title: Senior Vice President

EXECUTION VERSION
AMENDED AND RESTATED
PROMISSORY NOTE

Borrower:	FGI Industries Inc.	Lender:	East West Bank
	906 Murray Road		Loan Servicing Department
	East Hanover, NJ 07936		9300 Flair Drive, 6th Floor
El Monte, CA 91731

Principal Amount: $18,000,000.00    Date of Note: March 27, 2026

PROMISE TO PAY. FGI Industries Inc. (“Borrower”) promises to pay to East West Bank (“Lender”), or order, in lawful money of the United States of America, the principal amount of Eighteen Million & 00/100 Dollars ($18,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance. Borrower also promises to pay all applicable fees and expenses.
PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on April 17, 2027. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, being the first Business Day of each calendar month, with all subsequent Interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid fees and expenses; then to any accrued unpaid interest as shown on the most recent statement or bill provided to Borrower (if no statement or bill has been provided for any reason, it shall be applied to the unpaid interest accrued since the last payment); then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.
This Amended and Restated Promissory Note (as amended, restated, supplemented, replaced or otherwise modified from time to time, this “Note”) is delivered pursuant to the Amended and Restated Business Loan Agreement (Asset Based) dated as of the date hereof between Borrower and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) and the Related Documents (as defined in the Loan Agreement). The terms of the Loan Agreement and the Related Documents are incorporated herein by reference as though fully set forth herein all capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given such terms in the Loan Agreement. This Note amends, restates and replaces in its entirety that certain Promissory Note by Borrower to the order of Lender, dated April 23, 2012 (as amended, the “Prior Note”), in the original principal amount of $10,000,000.00 delivered in connection with the Prior Loan Agreement, provided that nothing contained herein is intended to or shall be deemed to evidence the repayment, satisfaction or novation of the Borrower’s obligations to Lender under such superseded Prior Note, all of which obligations are hereby ratified and affirmed and all of which shall hereafter be deemed outstanding under, and evidenced by, this Note.
VARIABLE INTEREST RATE. The interest rate on this loan is subject to change from time to time based on changes in an independent index which is the daily Wall Street Journal Prime Rate, as quoted in the “Money Rates” column of The Wall Street Journal (Western Edition) as determined by Lender (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 6.750% per annum. Interest on the unpaid principal balance of this loan will be calculated as described in the “INTEREST CALCULATION METHOD” paragraph using a Margin determined based on trailing-twelve months of EBITDA of Borrower (i.e., Borrower itself, not consolidated with its subsidiaries) pursuant to the pricing grid set forth below (the “Margin”), subject to any minimum or maximum rate limitations described herein (the “Index Rate”). The initial Margin shall be the Margin applicable to Tier III until the first Margin adjustment date following delivery of the financial reporting required under the Loan Agreement, and the initial interest rate shall therefore be 8.250% per annum, based on a 360‑day year. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower.

Pricing Tier	EBITDA (TTM)	Margin
Tier I	Greater than $5,000,000	0.000%
Tier II	Less than or equal to $5,000,000 but greater than or equal to $0	0.750%
Tier III	Less than $0	1.500%

The Margin shall be adjusted quarterly, and each adjustment shall be effective thirty (30) days after the end of each fiscal quarter based on the financial statements required to be delivered by Borrower pursuant to Section 6(c)(i) of the Loan Agreement, provided that if Borrower fails to timely deliver such financial statements, the Margin shall be set at Tier III from the date such delivery was required until the first Business Day after such delivery is made.
INTEREST CALCULATION METHOD. Interest on this loan is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this loan is computed using this method.
NOTICE: Under no circumstances will the interest rate on this loan be less than 4.500% per annum or more than the maximum rate allowed by applicable law.
PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as lull satisfaction of a disputed amount must be mailed or delivered to: East West Bank, Loan Service Department, 9300 Flair Drive, 6th Floor El Monte, CA 91731.
LATE CHARGES. If a payment is more than 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $5.00, whichever is greater. This late charge shall be paid to Lender by Borrower for the purpose of defraying the expense incident to the handling of the delinquent payment.
INTEREST AFTER DEFAULT. Upon default, the interest rate on this Note shall, if permitted under applicable law, immediately increase by adding an additional 5.0 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.
PAYMENT DUE ON NON-BUSINESS DAY. If any payment would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall then be included in the computation of interest.
LENDER’S RIGHTS. Upon the occurrence of an Event of Default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.
ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.
JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.
GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of New York without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of New York.
CHOICE OF VENUE. Borrower irrevocably submits to the non‑exclusive jurisdiction of any federal or state court located in the State of New York, the State of New Jersey, or the State of California in any action, suit, or proceeding arising out of or relating to this Note or any other Related Document, agrees that any such action, suit, or proceeding may be brought in any such court selected at the option of Lender, irrevocably waives any objection to the laying of venue in any such court and any claim that such forum is inconvenient, and agrees that nothing in this Note limits the right of Lender to bring any such action, suit, or proceeding in the courts of any other jurisdiction or to serve process in any manner permitted by law
DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $30.00 if Borrower makes a payment on Borrowers loan and the check or preauthorized charge with which Borrower pays is later dishonored.
RIGHT OF SETOFF. Upon an Event of Default that occurs and is continuing, to the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or payroll accounts to the extend such account holds funds designated for payroll, or any trust accounts for which setoff would be prohibited by law. Upon an Event of Default that occurs and is continuing. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.
COLLATERAL. Borrower acknowledges the Note is secured by the Collateral, as defined in the Loan Agreement, including, without limitation, the collateral described in the following security instruments:
(A)The Borrower Security Agreement.
(B)The Individual Guarantor Mortgage.
(C)Any Borrower Pledge Agreements.
LINE OF CREDIT. This Agreement evidences a revolving line of credit. Advances under this Agreement may be requested either orally or in writing by an Authorized Officer of Borrower or as provided in this paragraph. Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender’s office shown above. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Agreement at any time may be evidenced by endorsements on this Agreement or by Lender’s internal records, including daily computer printouts.
SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or obligations under this Note without the prior written consent of Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Borrower may notify Lender if Lender reports any inaccurate information about Borrower’s account(s) to a consumer reporting agency. Borrowers written notice describing the specific inaccuracy(ies) should be sent to Lender at the following address: East West Bank, Loan Servicing Department, 9300 Flair Drive, 6th Floor, El Monte, CA 91731.
GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, notice of dishonor, and all suretyship defenses. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. No alteration or modification to this Note shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.
PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.
BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.
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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Promissory Note on the date first above written.

BORROWER:
FGI INDUSTRIES, INC.

By: /s/ Jae Chung
Name: Jae Chung
Tite: Chief Financial Officer